Exhibit 10.16

Baidu Alliance

Membership Registration Agreement

All of the services of Baidu Alliance are owned and provided by Baidu. All the services will be provided in strict compliance with the terms of service and other relevant regulations published by Baidu. Users must agree to this Baidu Alliance Membership Registration Agreement (the “Agreement”) and other applicable regulations to complete registration and get our approval to become a Member of Baidu Alliance.

To ensure that the quality and reputation of Baidu Alliance is not adversely affected, all membership applications for Baidu Alliance will be reviewed against the following terms.

Any violation of the following terms might lead to termination of our services and/or disqualification of your membership. If your account is banned, you will not be able to access our services.

Do beware that we might change this agreement or other policies without notification. By applying for our membership, you agree to both the “Agreement” and other policies as well as any possible changes or amendments.

1.	Qualification

Members of Baidu Alliance (“Members”) as referred to in this agreement are owners of websites, software and mobile apps who meet the following requirements:

1.1	Personal website, software and mobile apps: owners of which should be naturalized Chinese citizens who have full civil capacity and are able to bear independent legal responsibility;

1.2	Commercial website, software and mobile apps: commercial means websites, software and mobile apps that are owned by corporate entities or other organizations that do not fall within the scope of personal website, software and mobile apps. Owners should be registered in China.

1.3	Website, software and mobile apps: Members should guarantee that the website, software and mobile apps which they submit have obtained all required permits and approvals from the relevant government agencies and that they are qualified operators. Operations of website, software and mobile apps should be strictly in line with relevant laws and regulations. Use of websites, software and mobile apps in marketing, promotions and other operational activities should be legitimate and authorized. No part of the website, software and mobile apps should contain (including but not limited) content (or links that redirect to the following content) that:

•	opposes constitutional principles.

•	endangers national security, divulges national secretes, subverts the national regime and/or sabotages national unity.

•	damages national image and interests.

•	instigates ethnic hatred and discrimination and splits ethnic groups.

•	violates China’s religious policies and promotes evil religious organizations and feudal superstitions.

•	spreads rumors, disrupts social order and destabilizes society.

•	spreads pornography, gambling, violence, murder, terrorism or instigates crime.

•	libels or slanders others or violates others’ legitimate rights and interests.

•	violates others’ intellectual property, including but not limited to patents, copyrights and trade names.

•	violates others’ trade secretes.

•	contains information that is prohibited by laws and regulations.

•	contains information that’s banned for Baidu’s clients.

•	has nothing substantial informative but ads.

And the content must be:

•	healthy and positive, with a clear and aesthetically pleasing format.

•	Owners of both personal and commercial websites should have full ownership, usage rights and other relevant rights and should make sure that their websites can be displayed in 1024X768 resolution.

1.4	Website owners and developers of software or mobile apps must have a permanent residence or office and be able to send and receive emails frequently.

1.5	Individual Members shall submit their ID or risk not getting their due share of royalties because we can’t pay personal income tax on their behalf.

1.6	Baidu Alliance is entitled to terminate cooperation with its Members at any time, and cooperation ends immediately upon the moment notification of termination. Baidu Alliance will not be held accountable for default.

1.7	Baidu Alliance will not provide services to Members whose accounts are suspended or closed permanently.

2.	Registration and Service Delivery Procedure

After applicants have registered with Baidu Alliance, the latter will deliberate on the case within one business day and send a confirmation or rejection email afterwards.

Receipt of a confirmation email means applicants have become Members of Baidu Alliance. They can use their accounts and passwords to log into Baidu Alliance’s backend to obtain their unique promotional code (the “code”) and finish inserting the “code”. More information is available on Baidu Alliance’s FAQs.

Members shall insert their code into their websites and mobile apps. Code-directed display and click data and Baidu Services display effects data will be recorded and saved as the basis for settlement between Baidu Alliance and its Members (Note: this is not the only basis for settlement. When Members violate the “Agreement” or other polices issued by Baidu Alliance, there will be new basis for settlement).

3.	Rights of Baidu Alliance Members

3.1	After getting confirmation, Baidu Alliance Members become effective Members and are entitled to services provided by Baidu Alliance.

3.2	On the condition that Members do not violate this “Agreement” and other polices issued by Baidu Alliance, they are entitled to their share of revenues in accordance with Baidu Alliance’s payment clauses.

4.	Obligations of Baidu Alliance Members

4.1	In cases where Members’ information changes, including changes to web URLs, Emails and contact numbers, Members shall immediately update the information they saved in Baidu Alliance’s backend. If Baidu Alliance can’t get in contact with Members due to Members’ failure to provide correct and up-to-date information, the losses incurred shall be borne by the latter.

4.2	When selling websites or conducting other transactions, Members are not allowed to transfer or sell their Baidu Alliance accounts alongside these transactions. When ownership or management of certain website changes, previous owners or managers must terminate their accounts and new owners or managers can apply for their own accounts.

4.3	Members shall be responsible for the safety of their accounts and passwords and shall not give it to any third party. Any losses incurred as a result of Members’ inadequate protection of their accounts and passwords shall be borne by the Members themselves.

4.4	Members that work with Baidu on mobile promotions will get an application-specific SID. They are not allowed to apply this SID to other apps or apply one SID to several apps. If statistics are inaccurate or invalid as a result of Members’ misuse of their SIDs, losses incurred shall be borne by Members themselves. If such misuse causes losses to Baidu’s clients, we will hold Members accountable for those losses.

4.5	Baidu Alliance’s Members shall attract visitors to click Baidu services using legitimate means. They must not use deceptive or fraudulent means to generate clicks. If Baidu’s clients suffer damage to their reputation or economic losses due to Members’ improper actions, we will hold Members to account for those losses.

4.6	Members are not allowed to alter the source code provided by Baidu Alliance, or third-party websites and companies to whom Baidu Alliance provides services, or any third parties that work with Baidu Alliance. Without Baidu Alliance’s consent, they are not allowed to provide the source code to any other third party for use or reference. Baidu Alliance is entitled to ask any Member who violates this clause to indemnify losses caused by third-parties’ damages claims. Baidu Alliance is entitled to adjust the way the Alliance code and source code are displayed without prior notification to its Members.

4.7	Members are obliged to makes changes in accordance with the revisions, additions, deletions or updates to the content, texts or graphics displayed by Baidu Alliance, any third-party websites, and companies that provide services to Baidu Alliance, or any third parties that works with Baidu Alliance to ensure that the information they display on their websites is correct, complete and up-to-date.

4.8	Members fully understand and consent to the Baidu Privacy Protection Statements (https://www.baidu.com/duty/yinsiquan.html), which constitute an integral part of this Agreement and enjoy the same legal status as the Agreement. Baidu is entitled to change policies as it sees fit and new policies will apply to Members immediately after publications.

4.9	Members shall strictly abide by laws and regulations regarding the protection of user information, personal information and privacy as well as maintenance of the safety and smooth operations of the network. If products and services offered by Members gather users’ information, they shall make it clear to users and get their consent. If products and services offered by Members gather users’ personal information, in particular sensitive information (such as the property, health, political and religious affiliation, sexual orientation, location information and personal information of underage users), they shall gather no more than what’s necessary in a legitimate and justifiable manner. They must make clear to users the purpose and scope of collection the information and where such information will be used. They must also obtain users’ explicit consent.

4.10	Members promise that they have obtained relevant governmental approvals and users’ full consent and authorization to cooperate with Baidu on items listed in the Agreement. If Baidu suffers losses due to their fault, they shall indemnify Baidu in full including but not limited to: damages, default penalties and other penalties, legal fees, notary fees, authentication fees and travel expenses.

4.11	For the purpose of improving Baidu Alliance’s products and services, Baidu might provide information made available by its Members to its partners and associated companies. When providing such information, it will urge the recipients to follow Baidu’s Privacy Policies (including but not limited to “Baidu Privacy Protection Statements”) and demand that they take measures to keep such information safe and confidential.

4.12	When Members are required to transfer fields, they shall strictly follow requirements listed in Baidu’s technical documents. If they fail to follow Baidu’s technical requirements and as a result fail to transfer complete and correct field parameters, they shall be solely responsible for the losses.

4.13	Members are obliged to maintain normal operations of their websites and that their websites are clear of any content that’s deemed inappropriate by Baidu Alliance.

5.	Default Liabilities

5.1	If Members violate Chinese laws and regulations, policies, industry standards, Baidu Alliance’s policy documents or this Agreement, Baidu Alliance is entitled to suspend or terminate cooperation with them, demand that they delete code provided by the Baidu Alliance and stop payment of fees and/or claw back payments that has been made to its Members as per the revenue-sharing scheme. Depending on the severity of the misconduct, Baidu is entitled to ask Members to correct their behaviors before a deadline and submit reports on the results of the correction. If Baidu deems the results satisfactory, it can choose to resume cooperation and revenue -sharing. If Members refuse to correct their behavior, fail to correct before the deadline, or fail to submit satisfactory results, Baidu is entitled to terminate their accounts.

5.2	If Members’ conduct or content violates China’s laws and regulations, policies, industry standards, Baidu Alliance’s policy documents(including but not limited to attachments 1 and 2) or this Agreement, or is deemed to having committed such violations according to Baidu’s anti-cheating mechanism, and such misbehaving negatively impacts Baidu or its clients, affects or might affect Baidu or its clients’ legitimate rights and interest or Baidu users’ experience, Baidu is entitled to suspend or terminate such Member’s accounts and stop payment of fees and/or claw back that has been made as per the revenue-sharing scheme. If such misconduct is very severe, Baidu will transfer the case to the relevant authorities. However, if there are clauses in this Agreement that specifically regulate such misconduct, these clause shall prevail.

5.3	Members promise that any information and materials they submit to Baidu Alliance, including but not limited to its registration information, web URLs, App apk and contact information, is authentic. Upon detection that such information is fake or contains elements of deception, Baidu Alliance is entitled to suspend or terminate such Member’s accounts, demand that it delete code provided by the Alliance, stop payment of fees and/or claw back what has been made per revenue-sharing scheme and reserve their right to hold such Members to account in the future.

5.4	On the condition that Members violate this agreement, Baidu Alliance is entitled to hold such members to account and such Members must indemnify Baidu for any resulting losses.

Attachment 1：Details of Service Delivery are available on Baidu Alliance’s announcements, optimization skills and FAQs.

Attachment 2：Penalties

Members are strictly forbidden from using devices, programs or other illegal or unjustifiable means to beef up their income. Upon detection of data anomalies in Members’ accounts by Baidu’s anti-cheating mechanism, Baidu is entitled to unilaterally suspend or terminate such Members’ accounts, demand that it delete code provided by the Alliance, stop payment of fees and/or claw back what has been made as per the revenue-sharing scheme. Depending on the severity of such misbehavior, Baidu is entitled to ask Members to correct their behavior before the deadline and submit reports on the results of the correction. If Baidu deems the results satisfactory, it can choose to resume cooperation and revenue-sharing. If Members refuse to correct their behavior, fail to correct before the deadline, or fail to submit satisfactory results, Baidu is entitled to terminate Member’s accounts. It is also entitled to hold such Members to account for its losses in the future.

Attachment 3: Code of Cooperation

【General Principles】

All behavior that might damage Baidu clients’ interests and user experience, disrupt the Alliance cooperation model, negatively impact Baidu’s products and/or its brand name, constitute inappropriate competition to Baidu or damage Baidu’s legitimate interests are forbidden, including but not limited to:

1. Self-click:

Repeated manual queries, self-clicks or the instigation of others to query or to click.

2. Forced clicks

Forcing users to click in exchange for resources; Or a continual popping up of the search results window.

3. Programmed clicks

Using programs or scripts to mimic user clicks, automated clicks or query-generating tools, third-party clicks or queries(such as paid clicks, automatic browsing, click programs, proxy IP clicks, fake IP clicks, reciprocal clicks and auto-refreshes).

4. Illegitimate ways of promotion

Malware, forced setup as homepage, search engine cheating, artificially beefing up numbers of display and other unconventional means of promotion.

5. Violation of exclusivity

Displaying ads or content belonging to Baidu’s competitors in violation of the exclusive agreement with Baidu.

6. Misleading users

Tampering with the layout of Baidu Alliance’s products or those of its competitors to mislead users.

7. Other violations

Other violations that Baidu deems may damage or has damaged its clients’ interests, user experience, brand name, reputation or other interests or constitute unjustifiable competition.

【Search Promotion Cooperation】

8. Preset of keywords

Presetting keywords in the search box or direct links in Members’ websites that point to search results page.

9. Altering Search Results Page

9.1 Using any means to edit, alter or filter any promotional content or information contained in search results page, tp change its order, delete, hide or minimize any promotional content or information contained therein or to use any software to add content that’s not provided by Baidu.

9.2 Redirecting end users from any promotional page or search results page to any other page or providing a promotional page or search results page that’s different from the page that end users will view when accessing directly.

9.3 Using any software, other websites or any means other than Members’ websites to directly or indirectly access, start and/or use promotional content or search results or integrate the latter into the former.

9.4 Caching or storing any information or part of information, its copy, or derivative information obtained by search using “crawler”, “spider”, index or any other non-temporary means.

10. Directly calling search results

Directly calling any search results page by way of putting it in a box or any other means.

11. Wrong Display Page

11.1 Displaying code in any error page, registration page or “thank you” page (eg. the “thank you for registration” page), any emails or any page that contains pornography, hatred or violence.

11.2 Inserting code in any domain name other than approved ones.

12. Induced clicks

12.1 Using inducing words such as “exciting recommendations”, “relevant links” and “click here” to describe promotional content.

12.2 Using arrows, download icons or other icons to guide users to click.

12.3 Rewarding users for clicks.

13. Excessive displays of promotional content

Inserting more than 3 search boxes in one page.

14. Traffic Abduction

14.1 Using programs or plugins to alter metering parameters to hijack Baidu, hao123 or other Members’ traffic.

14.2 Altering the homepage of other Members’ users in ways that damages user experience.

14.3 Altering with any mean www.baidu.com or www.hao123.com when it has been set by users as their homepage.

14.4 Altering the Baidu or hao123 page in any means.

15. Misbehavior in Promoting hao123

Unauthorized changes to the source code or the use of other special means to alter the code.

15.1 Promoting hao123 in ways that violate the regulations, such as embedding it in other pages.

15.2 Altering users’ homepage without judging whether it is Baidu, hao123, or neither.

15.3 Redirecting to hao123 from non-partner websites.

15.4 Locking in users’ homepage as hao123 using programs, plug-ins or any other means.

15.5 Other misconduct in promoting hao123.

16. Baidu Software Bundling Cooperation Misbehaviors

Baidu Software includes but is not limited to Baidu Browser, Baidu Shadu (Anti-virus software), Baidu Weishi (Guardian), Baidu GongJulan (Toolbox), Baidu Dizhilan (URL box).

16.1 Forced installation of software by bundling it with Baidu software without explicit notification.

16.2 Increasing non-Baidu software’s features or deleting Baidu software’s original features.

16.3 Altering Baidu software’s APK and bundling it with other software so users might be misled into regarding other software’s behavior as Baidu’s.

16.4 Altering the download URL of Baidu software.

16.5 Other misconduct in bundling Baidu software with other software.

【Alliance Promotion Cooperation】

17. Preset of Keywords

Presetting keywords in web content or source code to disrupt normal keyword- matching.

18. Altering Promotional Content

18.1 Redirecting promotional pages elsewhere so that users do not visit the real promotional page.

18.2 Storing or cacheing any part of the promotional content, its copy or derivative information by way of a “crawler”, “spider”, indexing or any other means.

18.3 Altering properties of promotional content, such as changing its placement, size or any other property.

18.4 Malicious division of “Theme Link” product code. Dividing one ads’ placement into no less than 4 ads units or into units smaller than 1.5W pixels.

19. Wrong Display Page

19.1 Displaying code in any error page, registration page or “thank you” page (eg. the “thank you for registration” page) or any emails or any page that contains pornography, hatred or violence.

19.2 Displaying “Theme Promotion” in a webpage that has no substantial content.

19.3 Placing promotional content in a non-authorized domain name or software.

20. Induced clicks

20.1 Using click-inducing words such as “exciting recommendations”, “relevant links” and “click here” to describe promotional content.

20.2 Using arrows, download icons or other icons to guide users to click.

20.3 Rewarding users for clicking promotional content.

20.4 Promotional content being too close to the body of the webpage or click area (such as: the page-turn button, navigation links or video window) to cause invalid clicks (It’s recommended that promotional content is placed away from the page-turn button).

20.5 Disguising promotional content as web content to obscure the distinction.

20.6 Hiding or automatically blocking the redirected promotional page by way of js or other means so that users can not see the promotional page after clicking.

20.7 Apart from “patch promotion (ads that appear when the content is loading or paused)”, inserting code into specially loaded areas, or altering “code” without authorization, or using special means to create “patch promotion” effects.

20.8 Obscuring or hiding any part of the theme promotion display area or causing the promotional content to overlap the web content.

20.9 Apart from “theme description floating”, floating promotional content or using other special effects.

21. Excessive placements

21.1 Placing more than 8 blocks of “Theme Description” code in one page or more than 20 blocks of “Theme Link” code (excluding “patch promotion”).

21.2 Excluding “Theme Description” and “Theme Link” code, placing more than 2 “Theme floating” codes or more than two types of “Theme Floating” (sidebar/button/window).

21.3 Placing more than one “code” of “patch promotion” in the same window; or placing more than 3 “patch promotion” “codes” when there are multiple windows in one webpage.

22. Misbehaving in calling Unauthorized alteration of the source code or the use of any other special means to edit the code

22.1 Calling products using iframe.

22.2 Repeated queries of promotional content.

【Mobile Promotion Cooperation】

23. Misbehaving in getting traffic

Getting traffic by way of auto-clicks, forced clicks, induced clicks, programmed clicks, auto-refreshes and other invalid methods of promotion.

24. Anti-compiling SDK

Anti-compiling Baidu Alliance SDK of any form is forbidden. Altering the content, functions, logic or page of the SDK APIs is not allowed. Upon detection of such behavior, Members will be held legally accountable.

25. Misbehaving in placing promotional content

25.1 Inserting code in any error page, registration page or “thank you” page (eg. the “thank you for registration” page) , any emails or any page that contains pornography, hatred or violence.

25.2 Inserting multiple promotional content into one page so that they obscure the original content, affecting users’ experience.

25.3 Placing promotional content in apps explicitly forbidden by the Alliance.

26. Altering Promotional Content

26.1 Redirecting promotional page elsewhere so that the promotional content end users view is not the actual content.

26.2 Storing or cacheing any part of the promotional content, its copy or derivative information by way of a “crawler”, “spider”, indexing or any other means.

26.3 Altering promotional content’s properties, such as: altering its placement, size or any other property.

27. Inducing and forcing users to click

27.1 Using click-inducing words such as “exciting recommendations”, “relevant links” and “click here” to describe promotional content.

27.2 Using arrows, download icons or other icons to guide users to click.

27.3 Trading clicks with resources or rewards in non-incentive-based ad cooperation.

27.4 Forcing users to click or promote to get more chances to use certain apps or extension of user time.

27.5 Concealing or obscuring part of promotional content, including logos, links or descriptions so that the promotional content overlaps with the web content.

28. Members are forbidden from intentionally sending incomplete, wrong or falsified fields requested by API documents.

29. Other acts of creating fake or invalid traffic, clicks and/or downloads or misconduct in code insertion。

【New Business Cooperation】

30. Wrong Page Display

Displaying promotional content in any error page, registration page or “thank you” page (eg. the “thank you for registration” page), or any emails, or any page that contains pornography, hatred or violence.

31. Induced clicks

31.1 Using click-inducing words such as “exciting recommendations”, “relevant links” and “click here” to describe promotional content.

31.2 Using arrows, download icons or other icons to guide users to click.

31.3 Inserting pornographic pictures to the promotional content.

31.4 Using rewards to lure users to install, register and/or purchase.

31.5 Faking partners’ websites.

32. Excessive placements

Display more than 3 promotional units of any type on one web page.

33. Self-inducement

Repeated manual installation, registration and purchase or the instigation of others to install, register, or purchase.

Upon detection of any such violations by Members, Baidu is entitled to mete out punishments. Data based on which punishments is meted out shall be provided by Baidu, including invalid click and traffic abduction data.

Attachment：punishments

Violators may be given one or several of the following penalties:

1.	deduction of credit index.

2.	deduction of scores.

3.	deduction of share of revenues.

4.	ban of business that overstepped Baidu’s red line.

5.	restriction of access to revenue-sharing.

6.	restriction of registration information.

7.	exposure of violations.

Baidu reserves the right to interpret the Code of Cooperation (the “Code”) and might update this code. Members shall keep themselves up-to-date about clauses in the Code to ensure that they are consistently compliant.

【Alliance Micro-loans Cooperation Agreement】

1. If Members have signed Baidu Alliance Loan Agreement with Shanghai Baidu Micro-loan Company Ltd.(“the creditor”), Members promise:

before full repayment of debts, Members, without written approval by Baidu, are not allowed to transfer websites that are qualified for revenue-sharing under Baidu Alliance, nor can they transfer their credit claims to Baidu under “Baidu Websites Alliance Promotion and Search Promotion Service Cooperation Agreement” and “Baidu Alliance Membership Agreement”, or pledge the above-mentioned websites, software or credit claims, use them as collateral for fundraising or as capital contribution to any entity, or create any interest on them for any third-party other than Baidu.

2. If Members fail to repay debts to the “creditor” before payment or prepayment day , their credit claims against Baidu under “Baidu Websites Alliance Promotion and Search Promotion Service Cooperation Agreement” and “Baidu Alliance Membership Agreement” will be automatically transferred to the creditor. Baidu is entitled to freeze the funds and transfer them to the “creditor” in the order of principal, interests, and default penalties until the debtor is cleared of any arrears.

3. Payment day as referred to in the previous clause means the day in which principal and interests shall be paid to the “creditor” according to its loan agreement with the debtor. Prepayment day as referred to in the previous clause means the date proposed by the debtor and approved by the creditor as the day when debtor shall pay back loans or the date proposed by the creditor in accordance with its loan agreement with Members as the day when debtor shall pay back loans.

6. Definitions

Whenever the following terms are mentioned in Baidu Alliance’s services, service terms and conditions and/or agreements:

6.1	Chinese law：any existing or future laws and regulations operative in People’s Republic of China;

6.2	Trade Secretes: any technical, financial, business or other information that belongs to either party and/or their subsidiaries or associated companies and is deemed a trade secret by its owner. They:

(1)	are not known to the public;

(2)	can bring economic benefits to the owner or other rights-holders;

(3)	have practical uses;

(4)	are seen as secrets and are protected with appropriate measures by the right-holders.

6.3	Force Majeure: if for reasons beyond Baidu Alliance’s reasonable control, including but not limited to natural disasters, strike, riots, shortage or rationing, war, governmental activities, communications or other facilities failure or several casualties, Baidu Alliance fails to honor this agreement or honor it on time, Members can not hold Baidu Alliance accountable;

6.4	Region: your clients and Baidu’s clients;

6.5	Channel: includes agency and direct distribution channels;

6.6	This agreement applies to mobile application partnership businesses;

7. Dispute Resolution

Disputes arising from or as a result of this agreement shall be subject to the jurisdiction of People’s Court of Haidian District, Beijing.

8. Final Say

Within the permissible scope of the law, Baidu has the final say in revising the Agreement and relevant service policies, with no need for notification. .